Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Third Quarter 2019 Results

CENTRAL ISLIP, N.Y., (Business Wire) – November 12, 2019 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its third quarter 2019 financial results.

CVD third quarter 2019 revenue was $5.7 million as compared to $4.0 million in third quarter of 2018, an increase of $1.7 million or 41.6%. Net loss for third quarter 2019 was $138,009, or $0.02 per diluted share, as compared to a net loss of $2.5 million or $.39 per diluted share in third quarter of 2018. CVD nine months 2019 revenue was $14.1 million as compared to $19.6 million in the first nine months of 2018, a decrease of $5.5 million or 28.1%. Net loss for the first nine months of 2019 was $3.7 million, or $0.57 per diluted share, as compared to a net loss of $3.3 million or $.51 per diluted share in the first nine months of 2018.

The Company received orders of approximately $7.9 million in the third quarter of 2019, as compared to approximately $6.5 million and $3.3 million in the first and second quarter of 2019, respectively. This resulted in an increased order backlog of $6.7 million at September 30, 2019 as compared to June 30, 2019 of $4.5 million.

Thomas McNeill, Chief Financial Officer, said “Our gross profit margin improved to 25% in Q3 2019 as compared to 10% in Q2 2019 and (11%) in Q1 2019. This was a result of i) improving operating efficiencies, ii) mix of product revenue, iii) increased revenue that improved contribution margins as compared to the prior two quarters in 2019 and iv) the cost containment measures we have taken. In Q3 2019 we achieved a decrease of $388,000 in operating expenses as compared to Q2 2019. This decrease includes the effects of a one-time $200,000 recovery of the final contingent earnout related to our MesoScribe™ acquisition. Included in other income is the recognition of $207,000 of rental income in the third quarter of 2019. Overall, we believe that the progress we made again this quarter in continued cost containment measures, improvement in gross profit margins, and improved order flow has substantially progressed the Company toward a return to profitability.”

Leonard Rosenbaum, President and Chief Executive Officer, said “The Company’s focus during the 3rd quarter has been on i) getting our materials facility up and running, ii) starting our MesoScribe™ facility back-up after moving from California to New York, and iii) pursuing additional equipment sales. The Company invested $2.5 million during 2018 in building improvements, machinery, and other expenses related to CVD Materials, and $2.1 million in the first nine months of 2019. Mesoscribe™ is now operating and Tantaline® US equipment continues to be installed and tested. We have continued to increase our marketing efforts for equipment and materials and we are now showcasing our materials facility operations and offering material coating services to new and existing customers. The expanded materials operations will enhance our capabilities in providing i) corrosion resistant coatings through Tantaline® for medical, pharma, oil and gas applications, ii) sensors through MesoScribe™ for defense, aerospace and turbine applications, and iii) through our CVD Materials subsidiary for carbon composite materials, medical coatings, electronic substrate materials and further expansion into other coatings for defense, aerospace, medical, and industrial applications.

“We have continued working on our fluid reactor technology and additional testing will be done this quarter with the Center of Biotechnology at Stony Brook University to further our novel, patent pending technology on an improved Extracorporeal Membrane Oxygenation (ECMO) device. We anticipate further collaboration for this promising technology and application.”

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13696340. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about this topic please contact:

Thomas McNeill

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2019 and 2018
(In thousands)

	Three Months Ended		Nine Months Ended
	2019	2018	2019	2018
Revenue	$5,705	$4,028	$14,100	$19,617
Gross profit	1,400	(56)	1,505	4,821
Operating expenses	1,649	2,797	5,862	8,144
Operating loss	(249)	(2,853)	(4,357)	(3,323)
Net loss	(138)	(2,503)	(3,708)	(3,275)
Diluted loss per share	$(0.02)	$(0.39)	$(0.57)	$(0.51)

Condensed Consolidated Balance Sheets
As of September 30, 2019 and December 31, 2018
(In thousands)

	2019	2018
Assets
Current Assets
Cash and cash equivalents	$6,739	$11,439
Accounts receivable, net	3,072	4,065
Contract assets	2,588	1,358
Inventories	1,769	1,862
Other current assets	312	723
Total Current Assets	$14,480	$19,447
Property, plant and equipment, net	31,786	30,403
Other assets	3,268	2,665
Total Assets	$49,534	$52,515

Liabilities and Stockholders' Equity
Current Liabilities	$4,825	$4,071
Total Long-Term Liabilities	11,548	12,052
Total Stockholders’ Equity	33,161	36,392
Total Liabilities and Stockholders’ Equity	$49,534	$52,515

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2018

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com